Exhibit 10.5

HELIUS MEDICAL TECHNOLOGIES, INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and equity compensation, as provided herein. The compensation described herein will have effect starting June 10, 2020.

In addition to reimbursement for reasonable expenses incurred in connection with attending Board and committee meetings, non-employee directors receive the following:

•	an annual cash retainer of $10,000 for the chair of the Audit Committee, payable quarterly;
•	an annual cash retainer of $5,000 for the chair of the Compensation Committee, payable quarterly;
•	an annual cash retainer of $2,500 for the chair of the Nominating and Corporate Governance Committee, payable quarterly; and
•

$20,000 worth of non-statutory stock option awards, as determined by the BlackScholes value of the options on the grant date, granted to each non-employee director on the date of the Company’s annual meeting of shareholders without any further action by the Board, with such options vesting in 12 equal monthly installments on each of the first 12 month anniversaries of the grant date, expiring 10 years from date of issuance and having an exercise price per share equal to the closing price of the Company’s Class A common stock on the Nasdaq Capital Market on the grant date.